Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACROBAT HOLDINGS, INC.

February 2, 2021

Acrobat Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation’s Certificate of Incorporation is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:

FIRST. The name of the corporation is Alight, Inc. (the “Corporation”).

2. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), and without a vote or meeting of stockholders pursuant to Section 242(b)(1) of the DGCL, adopted resolutions approving, authorizing and adopting the foregoing amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Incorporation as of the date first written above.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	General Counsel and Corporate Secretary

[Signature Page to Certificate of Amendment of Certificate of Incorporation]